EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Unitholders
Western Gas Holdings, LLC (as general partner of Western Gas Partners, LP):

We consent to the use of (i) our report dated May 13, 2013, with respect to the consolidated balance sheets of Western Gas Partners, LP and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, equity and partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the Current Report on Form 8-K of Western Gas Partners, LP and subsidiaries dated May 13, 2013, and (ii) our report dated February 28, 2013 with respect to the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K, each of which is incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Houston, Texas

February 7, 2014